Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-04947, 333-25717, 333-46357, 333-51588, 333-62599, 333-122221, 333-125040, and 333-128862) and Form S-8 (File Nos. 333-32579, 333-66041, 333-69869, 333-102662, 333-126228, and 333-126230) of FelCor Lodging Trust Incorporated of our report dated March 14, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations discussed in Note 23, as to which the date is October 5, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers
PricewaterhouseCoopers LLP
Dallas, Texas
October 5, 2006